As filed with the Securities and Exchange Commission on December 20, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIROLOGIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3234479
(State of Incorporation)	(I.R.S. Employer Identification No.)

345 Oyster Point Blvd.

South San Francisco, California 94080

(Address of principal executive offices)

2000 Employee Stock Purchase Plan

2004 Equity Incentive Plan

ACLARA BioSciences, Inc. Amended and Restated 1997 Stock Plan

ACLARA BioSciences, Inc. NQ03 Stock Plan Non-Statutory Stock Option Agreement

(Full title of the plans)

William D. Young

Chief Executive Officer

ViroLogic, Inc.

345 Oyster Point Blvd.

South San Francisco, California 94080

(650) 635-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven M. Przesmicki, Esq.

COOLEY GODWARD LLP

4401 Eastgate Mall

San Diego, CA 92121

(858) 550-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	20,115,978 shares	$2.0752	$41,744,677.55	$4,913.35
Contingent Value Rights	6,615,978	N/A	N/A	N/A

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the 2004 Equity Incentive Plan, 2000 Employee Stock Purchase Plan, ACLARA BioSciences, Inc. Amended and Restated 1997 Stock Plan and ACLARA BioSciences, Inc. NQ03 Stock Plan Non-Statutory Stock Option Agreement by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price are calculated on the basis of (a) $2.205, the average of the high and low sales prices of the registrant’s common stock on December 13, 2004, as reported on the NASDAQ National Market for the 12,500,000 shares subject to the 2004 Equity Incentive Plan and the 1,000,000 additional shares subject to the 2000 Employee Stock Purchase Plan, (b) the weighted average exercise price of $1.9033 for 5,752,824 shares subject to outstanding stock options granted under the ACLARA BioSciences, Inc. Amended and Restated 1997 Stock Plan and (c) the weighted average exercise price of $1.19 for 863,154 shares subject to outstanding stock options granted under the ACLARA BioSciences, Inc. NQ03 Stock Plan Non-Statutory Stock Option Agreement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register (i) 12,500,000 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), to be issued under the Registrant’s 2004 Equity Incentive Plan, (ii) an additional 1,000,000 shares of the Registrant’s Common Stock to be issued under the Registrant’s 2000 Employee Stock Purchase Plan, and (iii) 5,752,824 shares of the Registrant’s Common Stock and 5,752,824 Contingent Value Rights to be issued upon the exercise of stock options issued under the ACLARA BioSciences, Inc. Amended and Restated 1997 Stock Plan and 863,154 shares of the Registrant’s Common Stock and 863,154 Contingent Value Rights to be issued upon the exercise of stock options issued under the ACLARA BioSciences, Inc. NQ03 Stock Plan Non-Statutory Stock Option Agreement, which options were assumed by the Registrant pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of May 28, 2004, as amended October 18, 2004, among the Registrant, Apollo Acquisition Sub, Inc., a wholly owned subsidiary of Registrant, Apollo Merger Subsidiary, LLC, a wholly-owned subsidiary of Registrant, and ACLARA BioSciences, Inc. (the “Merger Agreement”).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by ViroLogic, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s Form 10-K Annual Report for the fiscal year ended December 31, 2003 (File No. 000-30369), filed with the SEC on March 26, 2004;

(b) The Registrant’s Form 10-K/A Annual Report for the fiscal year ended December 31, 2003 (File No. 000-30369), filed with the SEC on April 23, 2004;

(c) Registrant’s Form 10-Q Quarterly Report for the quarter ended March 31, 2004 (File No. 000-30369), filed with the SEC on May 5, 2004;

(d) Registrant’s Form 10-Q Quarterly Report for the quarter ended June 30, 2004 (File No. 000-30369), filed with the SEC on August 13, 2004;

(e) Registrant’s Form 10-Q Quarterly Report for the quarter ended September 30, 2004 (File No. 000-30369), filed with the SEC on November 15, 2004;

(f) Registrant’s Current Reports on Form 8-K (File No. 000-30369), filed with the SEC on May 3, 2004, June 1, 2004, October 19, 2004, November 4, 2004 and December 10, 2004, and the Registrant’s Form 8-K/A (File No. 000-30369) filed on December 20, 2004;

(g) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-30369), filed with the SEC on April 17, 2000, including any amendment or report filed for the purpose of updating such description;

(h) The description of the Registrant’s contingent value rights contained in the Registrant’s Registration Statement on Form S-4 (File No. 333-120211 ), filed with the SEC on November 4, 2004, as amended on November 5, 2004; and

(i) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual reports, the prospectus or the registration statement referred to in (a) above.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

DESCRIPTION OF CONTINGENT VALUE RIGHTS

Each whole contingent value right, or CVR, represents the right, as of June 10, 2006, to receive, an amount, if any, up to a maximum of $0.88, by which the current market value of ViroLogic common stock is less than $2.90 per share. The current market value will be based upon a formula averaging trading prices during the 15 consecutive trading day period immediately preceding and ending on June 10, 2006. If ViroLogic is required to make any payment to the holders of CVRs, the first $0.50 per CVR of any such payment must be made in cash. The balance of any such payment, up to $0.38 per CVR, may, at the election of ViroLogic, be made in cash, shares of ViroLogic common stock or a combination of the two. If ViroLogic elects to make any portion of a payment to holders of CVRs through the issuance of shares of ViroLogic common stock then, as a condition precedent, such shares must, among other things, be issued either in a transaction that is exempt from registration under the Securities Act through satisfaction of the requirements of Section 3(a)(9) of the Securities Act, or pursuant to an effective registration statement under the Securities Act. If these conditions precedent cannot be satisfied then ViroLogic must make the entire amount of any payment due under the CVRs in cash. The contingent value rights have been issued under a Contingent Value Rights Agreement by and between ViroLogic and U.S. Bank National Association, as trustee. We refer to contingent value rights as “CVRs” and the Contingent Value Rights Agreement as the “CVR Agreement.” Because this section is a summary, it does not describe every aspect of the material terms of the CVRs or the CVR Agreement. We encourage you to carefully read this section and the CVR Agreement for a more complete understanding of their terms.

Payment in Cash or Cash and Common Stock; No Interest

Payment of any amounts on the CVRs, if any, will be made in cash or cash and shares of ViroLogic common stock, after the maturity date, as further described below. Such payments will be made only upon presentation by the CVR holder of the CVR at the office or agency of or maintained by ViroLogic for that purpose. To receive a payment, each CVR holder must furnish to ViroLogic such forms, certificates or other information as ViroLogic may request to establish the legal entitlement of such holder to an exemption from withholding taxes. If ViroLogic does not receive such forms, certificates or other information, then all payments and disbursements made by ViroLogic pursuant to the CVR Agreement or related to the CVRs will be reduced by and subject to withholding taxes. ViroLogic will have no obligation to reimburse, equalize or compensate the CVR holder or any other person for such taxes.

Other than in the case of interest on the default amount payable to a CVR holder, no interest will accrue on any amounts payable to the CVR holders.

Under the CVR Agreement, “default amount” means the amount, if any, by which the discounted target price exceeds $2.02.

For purposes of determining the default amount and for purposes of determining payments upon the occurrence of a disposition as described under the section entitled “Payment Upon the Occurrence of a Disposition” below, the “discounted target price” means, if a disposition or an event of default has occurred prior to the maturity date (the date that is the first day after expiration of one year from the effective time of the merger), $2.90 discounted from the maturity date back to the disposition payment date or the default payment date, as the case may be, at a per annum rate of 8%. If the disposition payment date or default payment date has occurred on or after the maturity date, the “discounted target price” means $2.90. This amount is subject to further anti-dilution and disposition adjustments, described in more detail under the section entitled “Anti-Dilution; Disposition Adjustments” below. The default payment date is the date on which the CVRs are declared due and payable following an event of default.

Payment at Maturity Date

The CVRs will mature on June 10, 2006 (the maturity date). On the third business day following the maturity date, ViroLogic will pay each CVR holder an amount, if any, as determined by ViroLogic, by which $2.90 (the target price) exceeds the greater of (i) the average of the current market values of ViroLogic common stock for each trading day during the 15 consecutive trading day period immediately preceding and including the maturity date and

(ii) $2.02 (the minimum price). The first $0.50 per CVR of such payment, if any, must be made in cash. Should the payment exceed $0.50 per CVR, the balance of any such payment, up to $0.38 per CVR, may, at the election of ViroLogic, be made in cash, shares of ViroLogic common stock or a combination of the two. If part of the payment is made in shares of ViroLogic common stock, the number of shares comprising such payment will be determined by reference to the average of the current market values of ViroLogic common stock for each trading day during the 15 consecutive trading day period immediately preceding and including the maturity date. As a condition precedent to the issuance of shares of ViroLogic common stock as a portion of a CVR payment, such shares must, among other things, be issued either in a transaction that is exempt from registration under the Securities Act through the satisfaction of the requirements of Section 3(a)(9) of the Securities Act, or pursuant to an effective registration statement under the Securities Act. If these conditions precedent cannot be satisfied then ViroLogic must make the entire amount of any payment due under the CVRs in cash. The $2.90 and $2.02 target and minimum price thresholds are subject to certain anti-dilution and disposition adjustments, described in more detail under the section entitled “Anti-Dilution; Disposition Adjustments” below.

The following table illustrates potential payments to CVR holders with respect to the CVRs following the maturity date:

Average Current Market Values of ViroLogic Common Stock (1)	Payment Per CVR (2)	Equivalent Payment per One ACLARA Share of Common Stock	If you own 1000 shares of ACLARA common stock and receive 1700 CVRs in the merger, your CVR payments would equal:
$3.50	$0.00	$0.00	$0.00
$2.90	$0.00	$0.00	$0.00
$2.75	$0.15	$0.255	$255.00
$2.50	$0.40	$0.68	$680.00
$2.40	$0.50	$0.85	$850.00
$2.25	$0.65	$1.105	$1,105.00
$2.02	$0.88	$1.496	$1,496.00
$2.00	$0.88	$1.496	$1,496.00
$1.00	$0.88	$1.496	$1,496.00

(1)	Average based on a 15 day trading period before and including June 10, 2006
(2)	Payments in excess of $0.50 may be made in cash and, in certain instances, shares of ViroLogic common stock.

All payment determinations by ViroLogic shall be final and binding on ViroLogic and the CVR holders, absent manifest error.

Payment Upon the Occurrence of a Disposition

Following the consummation of a disposition of ViroLogic (of the type described below), ViroLogic will give notice and pay to CVR holders a cash payment for each CVR, if any, as determined by ViroLogic, by which the discounted target price exceeds the greater of:

•	the sum of (i) the cash amount received for each share of ViroLogic common stock by the CVR holder as a result of the disposition, plus (ii) the average of the current market values for each trading day in the 15 consecutive trading day period immediately preceding the date on which the disposition was consummated of the publicly traded stock consideration, if any, received for each share of ViroLogic common stock by the CVR holder as a result of such disposition, plus (iii) the fair market value, as determined by an independent financial expert, of any other non-cash consideration, if any, received for each share of ViroLogic common stock by the CVR holder as a result of such disposition, in each case, assuming that such CVR holder did not exercise any right of appraisal granted under law with respect to such disposition; and

•	the minimum price of $2.02 (subject to anti-dilution and disposition adjustments, described in more detail under the section entitled “Anti-Dilution; Disposition Adjustments” below).

Payments for CVRs with respect to dispositions will be made only if the disposition is consummated prior to the maturity date. The disposition payment date will be the date established by ViroLogic for payment of the amount on CVRs upon a disposition of ViroLogic, which shall not be more than 30 days after the disposition is consummated. If the fair market value of the consideration received as a result of a disposition is determined by an independent financial expert, ViroLogic will cause the expert to deliver to ViroLogic, with a copy to the trustee, a value report stating the methods of valuation considered or used and containing a statement as to the nature and scope of the examination or investigation upon which the determination of value was made. The trustee shall make available a copy of the value report to each CVR holder who requests the report. The determination of the expert as set forth in the report absent manifest error shall be final and binding on ViroLogic and the CVR holders.

The types of dispositions for which a payment will be made are:

•	the direct or indirect sale, lease, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the properties or assets of ViroLogic and its subsidiaries taken as a whole to any person (as that term is used in Section 13(d) of the Exchange Act); or

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as that term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of ViroLogic, measured by voting power rather than the number of shares, unless, in the case of a merger or consolidation, such transaction is in connection with a transaction in which:

•	all of the shares of ViroLogic common stock are exchanged solely for other publicly traded common stock of ViroLogic or another person;

•	the acquiror assumes ViroLogic’s obligations relating to the CVRs; and

•	the appropriate adjustments are made to the target price of $2.90, the minimum price of $2.02, the discounted target price and the terms of the CVR Agreement to reflect such transaction and the economic benefits intended to be conferred on the CVRs under the CVR Agreement.

Under the CVR Agreement, ViroLogic shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

•	in case ViroLogic shall consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, the person formed by such consolidation or into which ViroLogic is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of ViroLogic substantially as an entirety shall be a corporation, partnership or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume payment of amounts on all the CVRs and the performance of every covenant of the CVR Agreement on the part of ViroLogic to be performed or observed;

•	immediately after giving effect to such transaction, no event of default shall have happened and be continuing; and

•	ViroLogic has delivered to the trustee an officer’s certificate stating that such consolidation, merger, conveyance, transfer or lease complies with these requirements and that all conditions precedent provided for relating to such transaction have been complied with.

Event of Default

If an event of default under the CVR Agreement occurs and is continuing, unless all of the CVRs have already become due and payable, either the trustee or the CVR holders of not less than 25% of the then outstanding CVRs by giving written notice to ViroLogic and the trustee (if given by the CVR holders) may declare the CVRs to be due and payable immediately. If an event of default occurs after the maturity date, either the trustee or the CVR holders of not less than 25% of the then outstanding CVRs by giving written notice to ViroLogic and the trustee (if given by the CVR holders) may declare the CVRs to be due and payable immediately. Upon any such declaration, the default amount shall become immediately due and payable in cash, and thereafter shall bear interest at a rate of 8% per annum until payment is made to the trustee.

Each of the following will constitute an “event of default” under the CVR Agreement:

•	a default in the payment of all or any part of the amounts payable (whether in shares of ViroLogic stock or cash) in respect of any of the CVRs as and when the same shall become due and payable following the maturity date, the disposition payment date, or otherwise;

•	a material default in the performance, or material breach, of any material covenant or warranty of ViroLogic relating to the CVRs (other than a payment default), and continuance of such material default or breach for a period of 30 days after written notice has been given, by registered or certified mail, to ViroLogic by the trustee or to ViroLogic and the trustee by the holders of at least 25% of the outstanding CVRs, specifying the material default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default;”

•	a court with proper jurisdiction enters a decree or order for relief in respect of ViroLogic in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of ViroLogic or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

•	ViroLogic commences a voluntary case under any applicable bankruptcy, insolvency or similar law, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of ViroLogic or for any substantial part of its property, or make any general assignment for the benefit of creditors.

Holders of a majority of all the outstanding CVRs may, by written notice to ViroLogic and the trustee, waive all defaults with respect to the CVRs and rescind and annul the above declaration if, at any time after the CVRs have been declared due and payable, and before any judgment or decree for the payment of the moneys due have been obtained or entered, all of the following conditions are met:

•	ViroLogic paid or deposited with the trustee a sum sufficient to pay all amounts which have become due other than by acceleration (with interest upon such overdue amount at 8% per annum to the date of such payment or deposit);

•	ViroLogic paid or deposited with the trustee a sum sufficient to cover reasonable compensation to the trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made by the trustee, except as a result of negligence or bad faith; and

•	any and all events of default under the CVR Agreement, other than the nonpayment of the amounts which have become due by acceleration, have been cured, waived or otherwise remedied as provided in the CVR Agreement.

No such waiver or rescission and annulment shall extend to or affect any subsequent default or impair any consequent right.

Automatic Extinguishment

If the current market value of the shares of ViroLogic common stock is greater than or equal to $3.50 per share for each trading day in any 30 consecutive trading day period during the period following December 10, 2004 and ending on the maturity date of the CVRs, the CVRs will automatically be extinguished without further consideration or action by ViroLogic or the CVR holders, and all of ViroLogic’s obligations under the CVR Agreement will terminate and be of no further force or effect; provided that ViroLogic shall (i) promptly prepare a certificate stating that an automatic extinguishment has occurred and briefly stating the facts accounting for such extinguishment, (ii) promptly file a copy of such certificate with the trustee, and (iii) mail a brief summary of the certificate to each CVR holder.

Certification of Determinations

In connection with any payment at maturity, no later than the second business day after the maturity date, ViroLogic shall prepare and file with the trustee a certificate setting forth its determinations with respect to the amount of the payment and the facts accounting for its determinations and mail to each CVR holder a brief summary of the certificate indicating the location at which the CVRs may be presented for payment. In connection with any payment upon a disposition, as soon as practicable, ViroLogic shall prepare and file with the trustee a certificate setting forth its determinations with respect to the amount of the payment upon the disposition and the facts accounting for its determinations and mail to each CVR holder a brief summary of the certificate, indicating the locations at which the CVRs may be presented for payment and the date on which the payment will be made.

In the event ViroLogic determines that no amount is payable with respect to the CVRs on the maturity date or a disposition payment date, as the case may be, as a result of an automatic extinguishment or otherwise, ViroLogic will give notice of such determination to each CVR holder and the trustee. Upon making such determination, absent manifest error, the CVR certificates will terminate, become null and void, and the CVR holders will have no further rights with respect to the CVR certificates. The failure to give notice or any defect in the notice will not affect the validity of the determination that no amount is payable.

Anti-Dilution; Disposition Adjustments

If ViroLogic in any manner subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) the number of outstanding shares of ViroLogic common stock, ViroLogic will similarly subdivide or combine the CVRs and will appropriately adjust the discounted target price, and the target price of $2.90 and minimum price of $2.02 described above. In addition, in the case of a disposition that does not result in a payment as described under the section entitled “Payment Upon the Occurrence of a Disposition” above, appropriate adjustments will be made to the discounted target price, the target price of $2.90 and minimum price of $2.02.

Whenever an adjustment is made, ViroLogic shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (ii) promptly file with the trustee a copy of such certificate, and (iii) mail a brief summary of the certificate to each holder. The trustee shall be fully protected in relying on any such certificate and on any adjustment contained in the certificate. Such adjustment, absent manifest error, shall be final and binding on ViroLogic and the CVR holders. Each outstanding CVR certificate shall thereafter represent that number of adjusted CVRs necessary to reflect such subdivision or combination, and the adjustments to the discounted target price, the target price of $2.90 and the minimum price of $2.02.

Current Market Value Calculations

For purposes of automatic extinguishment or determining the amount due, if any, on the maturity date or a disposition payment date, the “current market value” per share shall be calculated at the end of each trading day and shall be, for any given trading day:

•	the volume weighted mean of the sales prices, regular way, on the Nasdaq National Market (or, if the shares are not then listed on The Nasdaq Stock Market, the principal other exchange on which such shares are then listed) on such trading day, as quoted by Bloomberg LP;

•	if the shares are not then listed or admitted to trading on any securities exchange, the volume weighted mean of the sales prices over such trading day, as reported by Bloomberg LP or, if not so reported, as reported by a reputable quoting source designated by ViroLogic; or

•	if the shares are not then listed or admitted to trade on any securities exchange and no such reported sale price or bid and asked prices are available, the mean of the averages of the reported high and low and opening and closing bid and asked prices on such trading day, as reported in the Wall Street Journal (Eastern Edition), or if the Wall Street Journal (Eastern Edition) shall cease to be published or its publication or general circulation is suspended, such other English language newspaper as is selected by ViroLogic with general circulation in the City of New York, New York.

The CVRs are currently quoted on the OTC Bulletin Board (OTCBB) under the ticker symbol “VLGCR”. Because the OTCBB is a quotation service for NASD Market Makers, and not an issuer listing service or securities market, there are no listing requirements that must be met by an OTCBB issuer. There are, however, certain requirements that an issuer must meet in order for its securities to be eligible for a market maker to enter a quotation on the OTCBB. ViroLogic believes that it satisfies these requirements, and that it will continue to satisfy these requirements for the foreseeable future. Investors should note however, that because issuers are not permitted to submit applications to be quoted on the OTCBB, ViroLogic cannot guarantee that the CVRs will remain listed on the OTCBB. Continued quotation of the CVRs on the OTCBB will depend on ongoing sponsorship by one or more market makers who demonstrate compliance with SEC Rule 15c2-11.

Restrictions on Purchases by ViroLogic and Affiliates

ViroLogic has agreed that, during the period beginning 25 trading days before the maturity date and ending on the maturity date, neither it nor any of its subsidiaries or affiliates will:

•	offer to purchase, purchase, contract to purchase, purchase any option or contract to sell, sell any option or contract to purchase, grant any option, right or warrant to sell, or otherwise acquire or purchase, directly or indirectly, any shares of ViroLogic common stock or any securities convertible into or exercisable or exchangeable for shares of ViroLogic common stock, or

•	enter into any swap or other arrangement that acquires from another, in whole or in part, any of the economic consequences of ownership of the shares of ViroLogic common stock,

whether any such transaction described above is to be settled by delivery of ViroLogic common stock or such other securities, in cash or otherwise.

The foregoing restrictions are expressly agreed to preclude ViroLogic, its subsidiaries and affiliates during the applicable period from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a purchase or acquisition of shares of ViroLogic common stock even if those shares would be acquired by someone other than ViroLogic or any of its subsidiaries or affiliates. Prohibited hedging or other transactions would include any purchase, or any purchase, sale or grant of any right (including, without limitation, any put option or put equivalent position or call option or call equivalent position) with respect to any of the shares of ViroLogic common stock or with respect to any security that includes, relates to, or derives any significant part of its value from such shares of ViroLogic common stock.

Issuance of the CVRs

ViroLogic will issue the CVRs pursuant to the revised CVR Agreement between ViroLogic and the trustee. ViroLogic will not issue any fractional CVRs. If any provision of the CVR Agreement limits, qualifies or conflicts with another provision which is required to be included in the agreement by the Trust Indenture Act, such required provision shall control.

The CVRs shall be unsecured obligations of ViroLogic and will rank equally with all other unsecured obligations of ViroLogic. CVR holders will have no rights except for those expressly provided in the CVR Agreement, and shall not, by virtue of their ownership of CVRs, have any of the rights of a ViroLogic stockholder.

Temporary CVRs

Until CVR certificates are ready for delivery, ViroLogic may execute and, upon issuance of an order by ViroLogic, the trustee shall authenticate and deliver, temporary CVRs which are printed, lithographed, typewritten, mimeographed or otherwise produced, substantially of the tenor of the CVR certificates in lieu of which they are issued. Every temporary CVR shall be executed by ViroLogic and be authenticated by the trustee on the same conditions and in substantially the same manner, and with like effect, as the CVR certificates.

If temporary CVRs are issued, ViroLogic shall cause CVR certificates to be prepared without unreasonable delay. After the preparation of such certificates, the temporary CVRs will be exchangeable for the certificates upon surrender of the temporary CVRs at the office or agency designated by ViroLogic for that purpose. There will be no charge to the CVR holder for such exchange. Upon surrender of the temporary CVRs, ViroLogic will execute and the trustee will authenticate and deliver, in exchange, a like amount of CVR certificates.

Book Entry, Delivery and Form

The Depository Trust Company, or DTC, will act as securities depositary for the CVRs. The CVRs will initially be issued in the form of one or more permanent global securities in registered form provided that one or more definitive securities in certificated form may be issued initially to holders subject to restrictions on resale imposed by Rules 144 or 145 under the Securities Act or otherwise at the request of a holder. Upon issuance, the global securities will be deposited with the trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC (or its nominee or successor) for credit to the accounts of DTC’s direct and indirect participants. Ownership of beneficial interests in the global securities will be limited to DTC’s direct and indirect participants, and will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer or pledge beneficial interests in the global securities. Transfer and exchange of beneficial interests in the global securities will be completed through DTC in accordance with the CVR Agreement and the applicable rules and procedures of DTC.

Each global security will represent the number of outstanding CVRs specified in the security, and will provide that it represents the aggregate number of outstanding CVRs from time to time as endorsed on the security, and that the aggregate number of outstanding CVRs represented by the security may be reduced or increased, as appropriate, to reflect exchanges.

Initially, the trustee will act as paying agent and security registrar for ViroLogic. In addition, American Stock Transfer and Trust Company will act as an additional security registrar for ViroLogic. ViroLogic shall cause to be kept at the Corporate Trust Office of the trustee a register in which ViroLogic shall register and transfer the CVRs.

Payments of principal and interest, if any, on CVRs represented by a global security will be made to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC). DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from ViroLogic, the trustee or the paying agent on the date the payment is due and payable in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of the DTC, the trustee, the paying agent or ViroLogic, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of ViroLogic or the paying agent, disbursement of such payments to direct participants will be the responsibility of DTC and disbursement of such payments to beneficial owners will be the responsibility of direct and indirect participants.

Until a global security is exchanged in whole or in part in a certificated form, a global security may not be transferred, except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. All global securities will be exchanged by ViroLogic for certificated CVRs if:

•	ViroLogic delivers to the security registrar a notice from DTC that it is unwilling or unable to continue to act as depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by ViroLogic within 120 days after the date of such notice from DTC;

•	ViroLogic, in its sole discretion, determines that the global securities (in whole but not in part) should be exchanged for CVRs in certificated form and delivers a written notice to such effect to the security registrar; or

•	an event of default has occurred and is continuing, and the security registrar has received a request from DTC to issue CVRs in certificated form.

Upon the occurrence of either of the first two conditions listed above, CVRs in certificated form shall be issued in such names as DTC instructs the trustee. In addition, global securities may also be exchanged or replaced in accordance with the sections entitled “Temporary CVRs” above and “Mutilated, Destroyed, Lost and Stolen CVRs” below.

A holder of a beneficial interest in a global security may exchange such beneficial interest for or transfer such beneficial interest to a person who will take delivery as a certificated CVR. Upon such holder’s request, the security registrar will cause the aggregate number of CVRs represented by the applicable global security to be reduced in accordance with the CVR Agreement. ViroLogic will execute, and the security registrar will authenticate and deliver to the person designated in the instructions, an appropriate number of certificated CVRs. Any certificated CVR issued in exchange for a beneficial interest will be registered in the name(s) and authorized denomination(s) as requested by the holder of such beneficial interest through instructions to the security registrar from or through DTC and the participant or indirect participant. Similarly, a holder of a certificated CVR may exchange such security for a beneficial interest in a global security or transfer the certificated CVR to a person who takes delivery in the form of a beneficial interest in global securities. In such a case, the security registrar will, upon request, cancel the applicable certificated CVR and increase the number of CVRs represented by the global security.

Once all beneficial interests in a global security have been exchanged for certificated CVRs or have been repurchased and cancelled in whole, each such global security will be returned to or retained and canceled by the security registrar. Prior to the cancellation, if any beneficial interest in a global security is exchanged for or transferred to a person who accepts delivery in the form of a beneficial interest in another global security or certificated CVR, the appropriate increase or decrease will be made to the global security by the security registrar or DTC.

In respect of exchanges or transfers of global securities or certificated CVRs,

•	ViroLogic will execute and the trustee will authenticate the global securities and the certificated CVRs upon receipt of an order from ViroLogic;

•	the CVR holder of a beneficial interest in a global security or a certificated CVR will not be charged a service charge for any registration of exchange, but ViroLogic may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith;

•	all global securities and certificated CVRs issued upon any registration of exchange of global securities or certificated CVRs will be the valid obligations of ViroLogic, evidencing the same rights, and entitled to the same benefits under the CVR Agreement, as the global securities or certificated CVRs surrendered upon such exchange; and

•	the trustee will authenticate the global securities and certificated CVRs in accordance with the applicable provisions of the CVR Agreement.

So long as DTC is the registered holder and owner of such global securities, DTC will be considered the sole owner and holder of the related CVRs for all purposes of such CVRs and for all purposes under the CVR Agreement. Except as set forth above, owners of beneficial interests in a global security:

•	will not be entitled to have the CVRs represented by such global security registered in their names;

•	will not receive or be entitled to receive physical delivery of CVRs in certificated form; and

•	will not be considered to be the owners or holders of any CVRs under the CVR Agreement or such global security.

Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and the direct and indirect participants through which they hold their beneficial interest to exercise any rights of a CVR holder under the CVR Agreement or such global security.

DTC has advised ViroLogic that DTC is:

•	a limited-purpose trust company organized under the Banking Law of the State of New York;

•	a “banking organization” within the meaning of the Banking Law of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code of the State of New York; and

•	a “clearing agency” registered under the Exchange Act.

DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers, dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. DTC may discontinue providing its services as depositary with respect to the CVRs at any time by giving reasonable notice to ViroLogic. Under such circumstances, in the event that a successor depositary is not obtained, certificated CVRs are required to be printed and delivered.

Mutilated, Destroyed, Lost and Stolen CVRs

ViroLogic will execute, and the trustee will authenticate and deliver a new CVR certificate of like tenor and amount of CVRs, bearing a number not contemporaneously outstanding if either:

•	any mutilated CVR is surrendered to the trustee; or

•	ViroLogic and the trustee receive evidence to their satisfaction of the destruction, loss or theft of any CVR and there is delivered to ViroLogic and the trustee such security or indemnity as may be required by them to save each of them harmless.

Upon the issuance of any new CVRs, ViroLogic may require a payment sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the trustee).

Every new CVR issued under these circumstances will constitute an original additional contractual obligation of ViroLogic, whether or not the destroyed, lost or stolen CVR shall be at any time enforceable by anyone, and shall be entitled to all benefits under the CVR Agreement and proportionately with any other CVR duly issued.

Cancellation of CVRs

All CVRs surrendered for payment, registration of transfer or exchange shall, if surrendered to any person other than the trustee, be delivered to the trustee and promptly cancelled. ViroLogic may, at any time, deliver to the trustee for cancellation any CVRs previously authenticated and delivered which ViroLogic may have acquired in any manner, and all CVRs so delivered shall be promptly cancelled by the trustee. No CVRs shall be authenticated in lieu of or in exchange for any cancelled CVRs.

Amendment of the CVR Agreement

Amendment Without Consent of CVR Holders

Without the consent of CVR holders, ViroLogic and the trustee, at any time, may enter into one or more amendments for any of the following purposes:

•	to convey, transfer, assign, mortgage or pledge to the trustee as security for the CVRs any property or assets;

•	to evidence the succession of another person to ViroLogic and the assumption by any such successor of the covenants of ViroLogic in the CVR Agreement and in the CVRs;

•	to add to ViroLogic’s covenants such further covenants, restrictions, conditions or provisions as its board of directors and the trustee shall consider to be for the protection of CVR holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the CVR Agreement, provided that in respect of any such additional covenants, restrictions, conditions or provisions, such amendment may provide (i) for a particular grace period after default, (ii) an immediate enforcement upon such event of default, (iii) limit the remedies available to the trustee upon such event of default, or (iv) limit the right of the holders of a majority of the outstanding CVRs to waive an event of default;

•	to cure any ambiguity, to correct or supplement any provision in the CVR Agreement which may be defective or inconsistent with any other provision in the CVR Agreement, or to make any other provisions with respect to matters or questions arising under the CVR Agreement, provided that such provisions shall not adversely affect the interests of the CVR holders; or

•	to comply with SEC requirements to effect or maintain the qualification of the CVR Agreement under the Trust Indenture Act.

Amendment With Consent of CVR Holders

With the consent of at least a majority of the holders of outstanding CVRs, and by an instrument of said holders delivered to ViroLogic and the trustee, ViroLogic, with board authorization, and the trustee may enter into one or more amendments for the following purposes:

•	to add, change or eliminate any of the provisions of the CVR Agreement; or

•	modify in any manner the rights of the CVR holders under the CVR Agreement;

provided that no amendment may, without the consent of each holder of outstanding CVRs affected:

•	modify the definition of maturity date, disposition payment date, default payment date, current market value, valuation period, minimum price, discounted target price, target price, default amount or default interest rate or modify the anti-dilution provisions of the CVR Agreement or otherwise extend the maturity of the CVRs or reduce the amounts payable in respect of the CVRs;

•	reduce the amount of the outstanding CVRs, the consent of whose holders is required for any such amendment; or

•	modify any of the provisions of the amendment section of the CVR Agreement, except to increase the percentage of outstanding CVRs required for an amendment or to provide that certain other provisions of the CVR Agreement cannot be modified or waived without the consent of each CVR holder affected by such modification or waiver.

Termination of the CVR Agreement

The CVR Agreement shall terminate and cease to be of further effect when:

•	ViroLogic delivers to the trustee all outstanding CVRs (other than CVRs replaced due to mutilation, destruction, loss or theft) for cancellation;

•	all outstanding CVRs have become due and payable and ViroLogic irrevocably deposits with the trustee or the paying agent (if the paying agent is not ViroLogic or one of its affiliates) cash sufficient to pay all amounts due and owing on all outstanding CVRs (other than CVRs replaced or CVRs held by ViroLogic or any of its affiliates); or

•	an automatic extinguishment has occurred; and

if, in all cases, ViroLogic pays any other sums payable hereunder by it.

The trustee shall join in the execution of a document prepared by ViroLogic acknowledging satisfaction and discharge of the CVR Agreement upon demand of ViroLogic accompanied by an officer’s certificate and opinion of counsel, and at the cost and expense of ViroLogic.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

The Registrant’s bylaws and certificate of incorporation provide for the mandatory indemnification of its directors, officers, and to the extent authorized by the board of directors, employees and other agents, to the maximum extent permitted by the DGCL, and the Registrant has entered into agreements with certain of its officers and directors providing for their indemnification with respect to certain matters. The Registrant carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act of 1933, as amended.

EXHIBITS

Exhibit Number		Description
4.1	(1)	Amended and Restated Certificate of Incorporation, as amended February 4, 2003, and Certificates of Designations, Preferences and Rights of Series A, Series B and Series C Preferred Stock, as amended, and corrected.

4.2	(2)	Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated December 10, 2004.

4.3	(3)	Bylaws.

4.4	(4)	Specimen Certificate of Common Stock.

4.5	(2)	Contingent Value Rights Agreement, dated December 10, 2004, by and between ViroLogic, Inc. and U.S. Bank National Association as trustee.

5.1		Opinion of Cooley Godward LLP.

23.1		Consent of Ernst & Young LLP, Independent Auditors.

23.2		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3		Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1		Power of Attorney is contained on the signature pages.

99.1		2004 Equity Incentive Plan.

99.2	(5)	ACLARA BioSciences, Inc. Amended and Restated 1997 Stock Plan.

99.3	(6)	ACLARA BioSciences, Inc. NQ03 Stock Plan Non-Statutory Stock Option Agreement.

(1)	Filed as an exhibit to Registrant’s Registration Statement on Form S-3 (No. 333-102995) and incorporated herein by reference.
(2)	Filed as an exhibit to Registrant’s Form 8-K as filed on December 10, 2004 and incorporated herein by reference.
(3)	Filed as an exhibit to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and incorporated herein by reference.
(4)	Filed as an exhibit to Registrant’s Registration Statement on Form S-1 (No. 333-30896) or amendments thereto and incorporated herein by reference.
(5)	Filed as an exhibit to ACLARA BioSciences, Inc. Registration Statement on Form S-1 (No. 333-95107) or amendments thereto and incorporated herein by reference.
(6)	Files as exhibit 10.39 to ACLARA BioSciences, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2003 as filed with the Securities and Exchange Commission on March 15, 2004 and incorporated herein by reference.

UNDERTAKINGS

1.	The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on December 16, 2004.

VIROLOGIC, INC.

By:	/s/ William D. Young
William D. Young,
Chairman of the Board, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William D. Young, Alfred G. Merriweather and Kathy L. Hibbs, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William D. Young WILLIAM D. YOUNG	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2004

/s/ Alfred G. Merriweather ALFRED G. MERRIWEATHER	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 16, 2004

/s/ Thomas R. Baruch THOMAS R. BARUCH, J.D.	Director	December 16, 2004

/s/ Edmon R. Jennings EDMON R. JENNINGS	Director	December 16, 2004

/s/ William J. Jenkins WILLIAM J. JENKINS, M.D.	Director	December 16, 2004

/s/ Cristina H. Kepner CRISTINA H. KEPNER	Director	December 16, 2004

/s/ John D. Mendlein JOHN D. MENDLEIN, J.D., PH.D.	Director	December 16, 2004

/s/ David H. Persing DAVID H. PERSING, M.D., PH.D.	Director	December 16, 2004

EXHIBIT INDEX

Exhibit Number		Description
4.1	(1)	Amended and Restated Certificate of Incorporation, as amended February 4, 2003, and Certificates of Designations, Preferences and Rights of Series A, Series B and Series C Preferred Stock, as amended, and corrected.

4.2	(2)	Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated December 10, 2004.

4.3	(3)	Bylaws.

4.4	(4)	Specimen Certificate of Common Stock.

4.5	(2)	Contingent Value Rights Agreement, dated December 10, 2004, by and between ViroLogic, Inc. and U.S. Bank National Association as trustee.

5.1		Opinion of Cooley Godward LLP.

23.1		Consent of Ernst & Young LLP, Independent Auditors.

23.2		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3		Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1		Power of Attorney is contained on the signature pages.

99.1		2004 Equity Incentive Plan.

99.2	(5)	ACLARA BioSciences, Inc. Amended and Restated 1997 Stock Plan.

99.3	(6)	ACLARA BioSciences, Inc. NQ03 Stock Plan Non-Statutory Stock Option Agreement.

(1)	Filed as an exhibit to Registrant’s Registration Statement on Form S-3 (No. 333-102995) and incorporated herein by reference.
(2)	Filed as an exhibit to Registrant’s Form 8-K as filed on December 10, 2004 and incorporated herein by reference.
(3)	Filed as an exhibit to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and incorporated herein by reference.
(4)	Filed as an exhibit to Registrant’s Registration Statement on Form S-1 (No. 333-30896) or amendments thereto and incorporated herein by reference.
(5)	Filed as an exhibit to ACLARA BioSciences, Inc. Registration Statement on Form S-1 (No. 333-95107) or amendments thereto and incorporated herein by reference.
(6)	Files as exhibit 10.39 to ACLARA BioSciences, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2003 as filed with the Securities and Exchange Commission on March 15, 2004 and incorporated herein by reference.